$100,000.00                                                     December 7, 1998



                                 PROMISSORY NOTE



FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of Sonus-USA, Inc. (hereinafter referred to as "Holder"), the principal sum of One Hundred Thousand and no/100 Dollars ($100,000.00) with interest thereon at the rate of eight percent (8%) per annum. Principal and interest shall be payable in lawful money of the United States of America at 111 S.W. Fifth Avenue, Suite 1620 or at such other place as Holder may designate in writing. Principal and interest shall be due upon the closing of the sale of Maker's former residence located at 2051 Timberwood Drive, Chanhassen, Minnesota, 55317, or October 31, 1999, whichever shall first occur.

Maker agrees to pay all costs of collection of any amounts due hereunder when incurred, including, without limitation, attorney's fees and expenses, including on any appeal. Such costs shall be added to the balance of principal and interest then due.

Maker, for himself and his successors and assigns, hereby waives presentment, demand, notice and protest and any defense by reason of extension of time for payment or other indulgences. Failure of the Holder to assert any right herein shall not be deemed to be waiver hereof.

This Promissory Note shall be governed by and construed and enforced in accordance with the laws of the state of Oregon.

                                     Maker:

                                     /s/ Scott E. Klein
                                     ---------------------------
                                     Scott E. Klein